EXHIBIT (23)(f)

CONSENT OF MERRILL LYNCH & CO.

Board of Directors
Wachovia Corporation
One Wachovia Center
301 South College Street
Charlotte, NC 28288

We hereby consent to the inclusion of our opinion letter dated May 7, 2006 to the Board of Directors of Wachovia Corporation as Appendix B to the Joint Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Golden West Financial Corporation with and into Burr Financial Corporation, a wholly-owned subsidiary of Wachovia Corporation, and to the references to such opinion and our name contained in such Joint Proxy Statement-Prospectus under the captions “Summary — Merrill Lynch Provided an Opinion to Wachovia’s Board as to the Fairness, From a Financial Point of View, of the Merger Consideration to Be Paid by Wachovia in the Merger,” “The Merger — Background of the Merger,” “The Merger — Recommendation of Wachovia’s Board and Its Reasons for the Merger,” “The Merger — Opinion of Wachovia’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or to the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

May 31, 2006